Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Olin Corporation for the registration of debt securities, preferred stock, common stock, and warrants, and to the incorporation by reference therein of our report dated February 20, 2008, with respect to the financial statements of SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K) of Olin Corporation for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 10, 2008